Exhibit 5.1

October 20, 2006
Mayer, Brown, Rowe & Maw LLP
71 South Wacker Drive
Chicago, Illinois 60606-4637

Main Tel (312) 782-0600
Main Fax (312) 701-7711
www.mayerbrownrowe.com

iPCS, Inc.
1901 North Roselle Road
Schaumburg, Illinois 60195

Re:                               Registration Statement on Form S-8 Relating to Common Stock

Dear Ladies and Gentlemen:

In connection with the registration statement on Form S-8 (the “Registration Statement”) of iPCS, Inc., a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), and the rules and regulations under the Act (the “Rules”), we have been requested by the Company to furnish our opinion as to the legality of the 500,000 shares of the Company’s Common Stock, par value $0.01 per share (the “Shares”), registered for issuance under the Registration Statement and reserved for issuance pursuant to the terms of the iPCS, Inc. Amended and Restated 2004 Long-Term Incentive Plan (the “Plan”).

In rendering the opinions set forth below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”): (i) the Registration Statement; (ii) the Second Restated Certificate of Incorporation of the Company (the “Charter”); (iii) the Amended and Restated By-laws of the Company, as amended; (iv) the Plan; (v) the form Incentive Stock Option Agreement provided to us by the Company relating to the Shares (the “ISO Agreement”), (vi) the form Non-Qualified Stock Option Agreement (the “Non-Qualified Agreement”), (vii) the form Director Non-Qualified Stock Option Agreement (the “Director Agreement”), (viii) the form Director Non-Qualified Stock Option Agreement (Employing Stockholder Version) (the “Employing Stockholder Agreement”), (ix) the form Restricted Stock Agreement provided to us by the Company (the “Restricted Stock Agreement”), (x) the Amended and Restated Stock Unit Agreement issued to Timothy M. Yager dated as of January 27, 2005 provided to us by the Company (the “Stock Unit Agreement”) and (xi) those corporate records, agreements and other instruments of the Company, and all other certificates, agreements and documents, that we have considered relevant and necessary as a basis for the opinion expressed in this letter. The ISO Agreement, the Non-Qualified Agreement, the Director Agreement, the Employing Stockholder Agreement, the Restricted Stock Agreement and the Stock Unit Agreement are collectively referred to as the “Award Agreements”).

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Mayer, Brown, Rowe & Maw LLP operates in combination with our associated English limited liability partnership in the offices listed above.

In our examination of the Documents, we have assumed, without independent investigation: (a) the genuineness of all signatures, (b) the enforceability of the Documents against each party to them, (c) the legal capacity of all individuals who have executed any of the Documents, (d) the conformity to original documents of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents and (e) the authenticity of all documents (including, without limitation, that there has been no oral or written modification or waiver to any of the documents reviewed). As to certain matters of fact (both expressed and implied), we have relied on representations, statements or certificates of officers of the Company.

Based upon the above, and subject to the stated assumptions, we are of the opinion that, when issued in accordance with the terms of the Plan and the Award Agreements, the Shares will be duly authorized, validly issued, fully paid and non-assessable.

Our opinions set forth herein are limited to the General Corporation Law of the State of Delaware and to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws. We express no opinion and make no representation with respect to the law of any other jurisdiction.

This opinion is for your benefit and it may not be reprinted, reproduced or distributed to any other person for any purpose without our prior written consent, except that we hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are experts within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or any other document or agreement involved with the issuance of the Shares. We assume no obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinions expressed herein.

Very truly yours,

/s/ Mayer, Brown, Rowe & Maw LLP

Mayer, Brown, Rowe & Maw LLP

RJW/MMR